UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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OLD DOMINION FREIGHT LINE, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OLD DOMINION FREIGHT LINE, INC.

500 Old Dominion Way

Thomasville, North Carolina 27360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Old Dominion Freight Line, Inc. (the “Company”) will be held Monday, May 18, 2009, at 10:00 a.m. Eastern Daylight Time, in the Company’s executive offices, 500 Old Dominion Way, Thomasville, North Carolina 27360, for the following purposes:

1.	To elect nine directors to the Company’s Board of Directors for one-year terms and until their successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors, as set forth in the accompanying proxy statement.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

3.	To transact such other business, if any, as may be properly brought before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 20, 2009, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Joel B. McCarty, Jr.
Secretary

Thomasville, North Carolina

April 8, 2009

If you do not intend to be present at the meeting, please sign, date and return the accompanying proxy promptly so that your shares of Common Stock may be represented and voted at the Annual Meeting. A return envelope is enclosed for your convenience.

OLD DOMINION FREIGHT LINE, INC.

Executive Offices: 500 Old Dominion Way

Thomasville, North Carolina 27360

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 18, 2009:

The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2008 Annual Report to Shareholders are available on our corporate web site at www.odfl.com/company/proxy.shtml.

This proxy statement is being sent to shareholders on or about April 8, 2009, in connection with the solicitation of proxies by and on behalf of the Board of Directors of Old Dominion Freight Line, Inc. (the “Company,” “we,” “us” or “our”) for use at the Annual Meeting of Shareholders to be held at the Company’s executive offices on Monday, May 18, 2009, at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof (the “Annual Meeting”). If you need directions to our executive offices so that you can attend the Annual Meeting and vote in person, please contact our Corporate Secretary at (336) 889-5000.

GENERAL

The accompanying proxy is solicited by and on behalf of our Board of Directors, and the entire cost of such solicitation will be borne by us. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and we will reimburse them for their reasonable expenses in so doing.

The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided. “Registered holders” who have shares registered in the owner’s name through the Company’s transfer agent may vote by returning a completed proxy card in the enclosed postage-paid envelope. For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, a voting instruction form should be received from that institution by mail in lieu of a proxy card. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions online program. This program provides eligible shareholders who receive a paper copy of the proxy statement the opportunity to vote over the Internet or by telephone. The Broadridge Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on Sunday, May 17, 2009. The Broadridge Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If the voting instruction form does not reference Internet or telephone information, or if the shareholder prefers to vote by mail, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

The Board of Directors has fixed March 20, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 20, 2009, there were 37,284,675 outstanding shares of common stock of the Company, each entitled to one vote. The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of conducting business at the Annual Meeting. Shareholders do not have cumulative voting rights in the election of directors.

Brokers that are members of the New York Stock Exchange, Inc. (the “NYSE”) and that hold shares of the Company’s common stock in street name for beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the rules of the NYSE, the proposal to elect directors and ratify the appointment of an independent registered public accounting firm are considered “discretionary” items. This means that brokers may vote using their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items because the brokers are not entitled to vote such uninstructed shares. There are no non-discretionary proposals presented in this proxy statement.

Assuming the existence of a quorum, the persons receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors. With respect to this proposal, votes may be cast in favor or withheld. The proposal to ratify the appointment of our independent registered public accounting firm will be approved if the votes cast in favor of this proposal exceed the votes cast against it. Abstentions, shares that are withheld as to voting with respect to nominees for director, and broker non-votes will be counted for determining the existence of a quorum, but will not be counted as a vote in favor of or against the proposals and, therefore, will have no effect on the outcome of the vote for any of the proposals presented at the meeting.

Where a choice is specified on any proxy as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. If no specification is made but the proxy is properly signed, the shares represented thereby will be voted in favor of each proposal. Any shareholder submitting the accompanying proxy has the right to revoke it by notifying the Secretary of the Company in writing at any time prior to the voting of the proxy. A proxy is suspended if the person giving the proxy attends the Annual Meeting and elects to vote in person.

Management is not aware of any matters, other than those specified above, that will be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named as agents in the proxy will vote upon such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock, $0.10 par value, the only class of voting security, as of March 20, 2009, or such other date as indicated in the footnotes to the table, for (i) each person known by us to own beneficially more than five percent of our common stock; (ii) each director; (iii) each director nominee; (iv) each executive officer; and (v) all current directors, director nominees and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated, the address of all listed shareholders is c/o Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, NC 27360.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent

Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	2,870,794 (2)	7.7%

John B. Yowell	2,218,496 (3)	6.0%

Audrey L. Congdon	2,218,496 (3)	6.0%

John R. Congdon 7511 Whitepine Road Richmond, VA 23237	2,095,647 (4)	5.6%

Jeffrey W. Congdon 7511 Whitepine Road Richmond, VA 23237	2,048,756 (5)	5.5%

Earl E. Congdon	1,958,990 (6)	5.3%

John R. Congdon, Jr. 7511 Whitepine Road Richmond, VA 23237	1,857,940 (7)	4.9%

David S. Congdon	1,743,657 (8)	4.7%

J. Wes Frye	17,740 (9)	*

Joel B. McCarty, Jr.	7,962 (10)	*

J. Paul Breitbach	6,925	*

John A. Ebeling	2,725	*

Robert G. Culp, III	1,675 (11)	*

Greg C. Gantt	-	-

John D. Kasarda	-	-

D. Michael Wray	-	-

Leo H. Suggs	-	-

All Directors, Director Nominees and Executive Officers as a Group (14 persons)	9,452,642 (12)	25.4%

*	Less than 1%.

(1)	Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name.

(2)

Information was obtained from a Schedule 13G filed on February 17, 2009 with the SEC by FMR LLC. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,524,516 shares, or 6.8%, of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 2,524,516 shares owned by the Fidelity Funds. Neither Mr. Johnson nor FMR LLC has sole power to vote or direct the voting of the shares owned directly by Fidelity Funds, as that power resides with the Fidelity Funds’ Board of Trustees. An additional 346,278 shares, or 0.9%, of our common stock are beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over these shares and has sole voting power, or power to direct the voting, of 305,511 of these shares.

(3)	Includes (i) 68,016 shares owned of record by John B. Yowell; (ii) 17,292 shares owned in John B. Yowell’s 401(k) retirement plan; (iii) 5,953 shares owned of record by Audrey L. Congdon, John B. Yowell’s spouse; (iv) 169,579 shares held by John B. Yowell as trustee of the Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992; (v) 549,668 shares held by Audrey L. Congdon as trustee of the Audrey L. Congdon Revocable Trust, dated March 27, 1992; (vi) 37,527 shares held by Audrey L. Congdon as trustee of the Audrey Lee Congdon Revocable Trust, dated February 17, 2005; (vii) 100,000 shares held by Audrey L. Congdon as trustee of the Audrey L. Congdon March 2008 Grantor Retained Annuity Trust; (viii) 206,136 shares held by Audrey L. Congdon as custodian for minor children; (ix) 37,911 shares held by Audrey L. Congdon as trustee of an irrevocable trust, dated December 18, 1998, f/b/o Megan Yowell; (x) 37,911 shares held by Audrey L. Congdon as trustee of an irrevocable trust, dated December 18, 1998, f/b/o Seth Yowell; (xi) 287,101 shares held by Audrey L. Congdon through shared voting and investment rights as co-trustee of the Earl E. Congdon 2003 GRAT Remainder Trust; and (xii) 31,389 shares beneficially owned by the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004, although David S. Congdon, as Trustee, has sole voting and dispositive power over these shares. Also includes (i) 204,938 shares held by Audrey L. Congdon as trustee of the Karen C. Pigman 2007 Grantor Retained Annuity Trust; (ii) 80,000 shares held by Audrey L. Congdon as trustee of the Karen C. Pigman March 2008 Grantor Retained Annuity Trust; (iii) 132,749 shares held by Audrey L. Congdon as trustee of the Karen C. Pigman 2009 Grantor Retained Annuity Trust; (iv) 84,110 shares held by Audrey L. Congdon as trustee of the Melissa Penley Trust #1; (v) 84,108 shares held by Audrey L. Congdon as trustee of the Matthew Penley Trust #1; and (vi) 84,108 shares held by Audrey L. Congdon as trustee of the Mark Penley Trust #1, with respect to all of which John B. Yowell disclaims beneficial ownership.

(4)	Includes (i) 1,942,990 shares held as trustee of the John R. Congdon Revocable Trust; (ii) 140,625 shares held through shared voting and investment rights as trustee of the 1998 Earl E. Congdon Family Trust; and (iii) 12,032 shares owned by the shareholder’s spouse as trustee of the Natalie Congdon Revocable Trust, with respect to which John R. Congdon disclaims beneficial ownership.

(5)	Includes (i) 719,889 shares held as trustee of the Jeffrey W. Congdon Revocable Trust; (ii) 219,618 shares held as trustee of the John R. Congdon Trust for Michael Davis Congdon; (iii) 216,706 shares held as trustee of the John R. Congdon Trust for Peter Whitefield Congdon; (iv) 219,617 shares held as trustee of the John R. Congdon Trust for Mary Evelyn Congdon; (v) 226,648 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Hunter Andrew Terry; (vi) 219,630 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Nathaniel Everett Terry; and (vii) 226,648 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Kathryn Lawson Terry.

(6)

Includes (i) 20,457 shares owned in the named shareholder’s 401(k) retirement plan; (ii) 187,861 shares as trustee and grantor of the Earl E. Congdon Granter Retained Annuity Trust 2005; (iii) 140,625 shares held through shared voting and investment rights as grantor of the 1998 Earl E. Congdon Family Trust; and (iv) 1,262,422 shares as trustee of the Earl E. Congdon Revocable Trust. Also includes (i) 198,875 shares owned of record by Kathryn W. Congdon, Earl E. Congdon’s spouse; and (ii) 148,750 shares owned beneficially by Kathryn W. Congdon as trustee of the Kathryn

W. Congdon Trust – 1990, with respect to all of which Earl E. Congdon disclaims beneficial ownership.

(7)	Includes (i) 716,126 shares held as trustee of the John R. Congdon, Jr. Revocable Trust; (ii) 234,360 shares held as trustee of the John R. Congdon Trust for Jeffrey Whitefield Congdon, Jr.; (iii) 234,528 shares held as trustee of the John R. Congdon Trust for Mark Ross Congdon; (iv) 226,648 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Hunter Andrew Terry; (v) 219,630 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Nathaniel Everett Terry; and (vi) 226,648 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Kathryn Lawson Terry.

(8)	Includes (i) 29,578 shares owned of record by the named shareholder; (ii) 21,728 shares owned in the named shareholder’s 401(k) retirement plan; (iii) 507,190 shares held as trustee of the David S. Congdon Revocable Trust, dated December 3, 1991; (iv) 100,000 shares held as trustee of the David S. Congdon March 2008 Grantor Retained Annuity Trust; (v) 103,068 shares held as custodian for minor children of the shareholder; (vi) 37,911 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, f/b/o Marilyn Congdon; (vii) 37,911 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, f/b/o Kathryn Congdon; (viii) 37,911 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, f/b/o Ashlyn Congdon; (ix) 31,389 shares held as trustee under the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004; (x) 287,101 shares held through shared voting and investment rights as co-trustee of the Earl E. Congdon 2003 GRAT Remainder Trust; (xi) 277,534 shares held through shared voting and investment rights with the shareholder’s spouse as trustee under the David S. Congdon Irrevocable Trust #1, dated December 1, 1992; (xii) 24,700 shares held through shared voting and investment rights with shareholder’s spouse as trustee under the David S. Congdon Irrevocable Trust #2, dated November 18, 1999; (xiii) 41,500 shares owned by the shareholder’s spouse; (xiv) 103,068 shares owned by the shareholder’s daughter as trustee of the Kathryn Leigh Congdon Revocable Declaration of Trust dated May 23, 2006; and (xv) 103,068 shares owned by the shareholder’s daughter as trustee of the Marilyn Marie Congdon Revocable Declaration of Trust dated May 23, 2006.

(9)	Includes (i) 9,893 shares owned of record by the named shareholder; (ii) 7,510 shares owned in the named shareholder’s 401(k) retirement plan; and (iii) 337 shares owned by the named shareholder’s spouse.

(10)	Includes (i) 7,362 shares owned of record by the named shareholder; (ii) 500 shares owned by the named shareholder’s daughter; and (iii) 100 shares by the named shareholder’s daughter as custodian for minor children.

(11)	Consists of 1,675 shares owned by the named shareholder’s spouse.

(12)	The group total for all current Directors, Director Nominees and Executive Officers includes 459,115 shares that have shared voting power between individuals within the group. These shares are counted only once in the total for the group.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not less than five nor more than twelve. The Governance and Nomination Committee of our Board of Directors has determined that the number of directors should remain at nine in 2009. Unless authority is withheld, it is intended that proxies received in response to this solicitation will be voted in favor of the nominees. In accordance with its charter and our Corporate Governance Guidelines, the Governance and Nomination Committee has recommended, and the Board of Directors has approved, the nine individuals named below to serve as directors until the next Annual Meeting and until their successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors. The age and a brief biographical description of each director nominee are set forth below. This information and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to us by the nominees or obtained from filings with the SEC. All of the nominees have consented to serve as directors if elected.

John A. Ebeling, who currently serves as a director and Chairman of the Governance and Nomination Committee, is not standing for re-election to the Board of Directors in 2009. Mr. Ebeling has been a director since 1985, served as Vice Chairman of our Board of Directors from May 1997 to May 1999 and served as President and Chief Operating Officer from August 1985 to May 1997. The Company and the Board would like to thank Mr. Ebeling for his 24 years of service and his contributions to our success.

Nominees for election as directors are:

Earl E. Congdon (78) joined us in 1949 and has served as a director since 1952. He also served as our Chairman of the Board of Directors and Chief Executive Officer from 1985 through 2007. In October 2007, the Board of Directors appointed Mr. Congdon to the office of Executive Chairman of the Board of Directors, effective January 1, 2008. He is a son of E. E. Congdon, one of our founders, the brother of John R. Congdon, the father of David S. Congdon and the father-in-law of John B. Yowell.

David S. Congdon (52) was appointed President and Chief Executive Officer effective January 1, 2008. Mr. Congdon served as our President and Chief Operating Officer from May 1997 to December 2007 and in various positions in operations, maintenance and engineering between 1978 and 1997. He became a director in 1998 and is the son of Earl E. Congdon.

John R. Congdon (76) joined Old Dominion in 1951 and currently serves as a Senior Vice President. He has served as Vice Chairman of the Board of Directors since 1985 and as a director since 1955. He is also the Chairman of the Board of Directors of Old Dominion Truck Leasing, Inc., a North Carolina corporation that is primarily engaged in the full-service leasing of tractors, trailers and other equipment. He is a son of E. E. Congdon, one of our founders, the brother of Earl E. Congdon and the father of John R. Congdon, Jr.

J. Paul Breitbach (71) was elected a director in 2003. From 1992 to his retirement in 2001, Mr. Breitbach was employed by Krispy Kreme Doughnuts, Inc., where he held Executive Vice President positions in Finance and Administration, as well as Support Operations. He was employed by Price Waterhouse from 1973 to 1992 and served in various audit and management positions, including Audit Partner.

John R. Congdon, Jr. (52) was elected a director in 1998. He currently serves as the Vice Chairman of the Board of Directors of Old Dominion Truck Leasing, Inc., where he has been employed since May 1979. He is the son of John R. Congdon.

Robert G. Culp, III (62) was elected a director in 2003 and also serves on the Board of Directors of Stanley Furniture Company, Inc. Mr. Culp is the Chairman of the Board of Directors of Culp, Inc., a High Point, North Carolina-based producer of upholstery and mattress fabrics, which he co-founded in 1972.

John D. Kasarda, Ph.D. (63) has served as a director since January 2008. Dr. Kasarda is the Kenan Distinguished Professor of Entrepreneurship and has served as the Director of the Kenan Institute of Private Enterprise at the University of North Carolina at Chapel Hill since 1990. Dr. Kasarda has been employed by this university since 1977.

D. Michael Wray (48) was elected a director in 2008 and is the President of Riverside Brick & Supply Company, Inc., a distributor of masonry materials in central Virginia. Mr. Wray has served in that position since 1998 and was formerly its Vice President and General Manager from 1996 to 1998. From 1992 to 1995, Mr. Wray was employed by Ruff Hewn, Inc., an apparel designer and manufacturer, where he held positions including Vice President, Chief Financial Officer and Treasurer, and Controller. Mr. Wray also served as a Certified Public Accountant with Price Waterhouse from 1985 to 1992.

Leo H. Suggs (69) was recommended to our Corporate Governance and Nomination Committee by our Executive Chairman as a candidate to serve on our Board of Directors. Mr. Suggs has a long and distinguished career in the trucking industry that began in 1958, holding a wide range of positions that included Chairman, President and Chief Executive Officer of Overnite Transportation from 1996 to 2005 and President and Chief Executive Officer of UPS Freight from 2005 to 2006. Mr. Suggs currently serves as a consultant with Centerbridge Partners, a New York based private equity firm, and Chairman of Greatwide Logistics Services, a provider of transportation and logistics management services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

EXECUTIVE OFFICERS

The following provides certain information concerning the executive officers of the Company who are not directors:

John B. Yowell (57) has served as Executive Vice President and Chief Operating Officer since January 2008. From May 1997 to December 2007, Mr. Yowell served as Executive Vice President. He has also held senior positions in a number of functional areas within the Company since joining us in February 1983, including Corporate Services, Operations and Information Technology. He is a son-in-law of Earl E. Congdon.

J. Wes Frye (61) has served as Senior Vice President – Finance since May 1997. He has also served as Chief Financial Officer and Treasurer since joining us in February 1985 and has held the position of Assistant Secretary since December 1987. Mr. Frye is a Certified Public Accountant.

Greg C. Gantt (53) has served as Senior Vice President – Operations since January 2002. He joined Old Dominion in November 1994 and served as one of our regional Vice Presidents from November 1994 to January 2002. Prior to his employment with our Company, Mr. Gantt served in many operational capacities with Carolina Freight Carriers Corporation, including Vice President of its Southern Region.

Joel B. McCarty, Jr. (71) was appointed Senior Vice President in May 1997 and has served as General Counsel and Secretary since joining us in June 1987. He was formerly the Assistant General Counsel of McLean Trucking Company and was in private law practice prior to 1985.

CORPORATE GOVERNANCE

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), the Company’s Board of Directors must consist of a majority of independent directors, as determined in accordance with NASDAQ Rule 4200(a)(15). The Board has determined that Messrs. Breitbach, Culp, Ebeling, Kasarda and Wray (collectively, the “independent directors”) and new director nominee Leo H. Suggs are independent. The Board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Old Dominion Freight Line, Inc. In making these determinations, the Board reviewed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Additionally, the Board considered John A. Ebeling’s former employment with the Company and determined that such former employment did not impair or otherwise affect Mr. Ebeling’s status as an independent director. The Company’s Corporate Governance Guidelines direct the independent directors of the Board to meet in executive session at least twice each year. Shareholders may communicate with the independent directors by following the procedures set forth in “Shareholder Communications with the Board” in this proxy statement.

Attendance and Committees of the Board

Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting and all meetings of the Board, including all meetings of Board committees of which they are members. All directors were present, except John A. Ebeling, at the previous Annual Meeting that was held on May 28, 2008. Our Board of Directors held five meetings during 2008. The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Governance and Nomination Committee. Each member of the Audit Committee, the Compensation Committee and the Governance and Nomination Committee is independent as defined under current NASDAQ listing standards. All incumbent directors, except John A. Ebeling, attended at least 75% of the aggregate meetings held by the Board and their assigned committees in 2008.

Executive Committee

The Executive Committee consists of Earl E. Congdon (Chairman), John R. Congdon and David S. Congdon. The Executive Committee is empowered to act between meetings of the Board of Directors with powers of the full Board, to the extent permitted by our bylaws and applicable law. This committee did not meet in 2008.

Audit Committee

The Audit Committee, which is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, consists of J. Paul Breitbach (Chairman), Robert G. Culp, III and D. Michael Wray, each of whom the Board of Directors has determined is independent pursuant to applicable SEC rules and regulations and NASDAQ listing standards. The Board of Directors has determined that all Audit Committee members are financially literate and that Mr. Breitbach and Mr. Wray qualify as “audit committee financial experts” as defined by applicable SEC rules. Please refer to the experience described for each of these members under “Proposal 1—Election of Directors” in this proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors, which is available on our web site at http://www.odfl.com/company/corpGovernance.shtml. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board of Directors to serve for one-year terms. Information regarding the functions performed by this committee is set forth in the “Report of Audit Committee,” which is included in this proxy statement. The Audit Committee met six times in 2008 and, in addition, held eight telephonic meetings. The eight telephonic meetings of the Audit Committee included, among other things, a telephonic meeting after each quarterly period to discuss with both management and our independent registered public accounting firm, Ernst & Young LLP, the quarterly financial results to be included in our quarterly earnings release.

Compensation Committee

Our Compensation Committee consists of Robert G. Culp, III (Chairman), J. Paul Breitbach and D. Michael Wray, each of whom the Board of Directors has determined to be independent pursuant to NASDAQ listing standards. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board of Directors to serve for one-year terms.

The Compensation Committee is responsible for reviewing the components of our compensation plans for our officers, including an evaluation of the components of compensation, the standards of performance measurements and the relationship between performance and compensation. Please refer to our compensation philosophy and actions taken in 2008 described in the “Compensation Discussion and Analysis” section of this proxy statement for further discussion, including the role of executive officers in determining or recommending the amount or form of executive and director compensation. The Compensation Committee also reviews and evaluates the fees paid to members of our Board of Directors.

The Compensation Committee has established and maintains a formal written charter, which has been approved by the Board of Directors and is published on our web site at http://www.odfl.com/company/corpGovernance.shtml. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. The Committee meets periodically and is authorized to obtain opinions or reports from external or internal sources, to the extent required to fulfill its responsibilities. The Compensation Committee met four times and held three telephonic meetings in 2008. In accordance with its charter, the Committee may delegate authority to one or more members of the Committee as deemed necessary to fulfill its responsibilities; however, no authority was delegated in 2008.

Governance and Nomination Committee

The Governance and Nomination Committee consists of John A. Ebeling (Chairman), J. Paul Breitbach, Robert G. Culp, III and John D. Kasarda, each of whom the Board of Directors has determined is independent pursuant to NASDAQ listing standards. This Committee makes recommendations concerning the size and composition of the Board of Directors, evaluates and recommends candidates for election as directors (including nominees recommended by shareholders), coordinates the orientation (in conjunction with the Company’s Chief Executive Officer) and educational requirements of new and existing directors, develops and implements our corporate governance policies and assesses the effectiveness of the Board of Directors and its committees. The charter for this committee is available on our web site at http://www.odfl.com/Company/corpGovernance.shtml. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. Committee members are appointed annually by a majority of the Board of Directors to serve for one-year terms. The Governance and Nomination Committee met three times in 2008 and, in addition, held one telephonic meeting.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board’s duties and responsibilities in light of the best practices in corporate governance and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, meeting requirements and responsibilities of the Board and its committees. The Corporate Governance Guidelines are available on our web site at http://www.odfl.com/company/corpGovernance.shtml.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any person performing similar functions) and employees. Our Code of Business Conduct is available on our web site at http://www.odfl.com/company/corpGovernance.shtml. Any waivers or substantive amendments to our Code of Business Conduct applicable to our directors or executive officers will be disclosed, as required and to the extent permissible under applicable law, the rules of the SEC or NASDAQ listing standards, and filed with the SEC on a Form 8-K. Any waiver or substantive amendment of the Code of Business Conduct for directors or executive officers may be made only by the Board or a Board committee.

Shareholder Communications with the Board

Any shareholder desiring to contact the Board or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable)), care of the Corporate Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Any communication so received will be processed by the Corporate Secretary and be promptly delivered to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication.

Director Nominations

In evaluating prospective nominees, the Governance and Nomination Committee considers the criteria outlined in our Corporate Governance Guidelines, which include, but are not limited to, high personal and professional ethics and values; relevant educational and business experience; willingness to devote the time required to evaluate the effectiveness of management; and a commitment to represent the best interests of the Company and its shareholders. After this evaluation process is concluded, the Governance and Nomination Committee selects and submits nominees to the Board of Directors for further consideration and approval.

The Governance and Nomination Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with our bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to the Secretary of the Company (500 Old Dominion Way, Thomasville, North Carolina 27360) for delivery to the Chairman of the Governance and Nomination Committee for consideration. When submitting a nomination to the Company for consideration, a shareholder must provide the following minimum information for each director nominee: full name, address, age, principal occupation during the past five years, current directorships on publicly held companies and investment companies, number of Company shares owned, if any, and a signed statement by the nominee consenting to serve as a director if elected. Shareholder nominations for director must also be made in a timely manner and otherwise in accordance with our bylaws, as described in more detail in Article 3, Section 6 of our bylaws. If the Governance and Nomination Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of the Company’s outstanding stock for at least one year as of the date of such recommendation, the Company, to the extent required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Governance and Nomination Committee chose to nominate the candidate, as well as certain other information required by SEC rules and regulations.

In addition to potential director nominees submitted by shareholders, the Governance and Nomination Committee considers candidates submitted by directors, as well as self-nominations by directors, and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Governance and Nomination Committee investigates potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, are similarly evaluated by the Governance and Nomination Committee using the board membership criteria described above.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy that requires advance approval of all audit services, audit-related services, tax services and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permissible non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to pre-approve permitted services under $20,000 provided that the Chairman reports any decisions to all members of the Audit Committee at the earliest convenience. In the event the Chairman is unavailable, the remaining members must unanimously approve any request for permitted services, not to exceed $20,000, and notify the Chairman at the earliest convenience.

Policy for Accounting Complaints

The Audit Committee has established procedures for (i) the receipt, retention and processing of complaints related to accounting, internal accounting controls and auditing matters and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters, in compliance with Section 301 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related SEC rules and regulations. The Audit Committee has contracted with a third party to provide a toll-free telephone service that is staffed 24 hours a day, seven days a week. This service documents the complaint, assigns a reference number to the complaint for tracking purposes and forwards that information, through email, to the Audit Committee Chairman and the Director of Internal Audit. In the event the complaint concerns an internal audit matter, only the Audit Committee Chairman is notified. Either the Audit Committee Chairman or Director of Internal Audit, using whatever resources are required, investigates the complaint and initiates corrective action when appropriate. The identity of the caller and the details of the complaint remain anonymous throughout this process. We periodically test this process to ensure that complaints are handled in accordance with these procedures.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Culp (Chairman), Breitbach and Wray. Franz F. Holscher also served as a member of the Compensation Committee until his retirement from the Board on May 28, 2008. None of the current members of the Compensation Committee or Mr. Holscher has ever served as an officer or employee of the Company or had any relationship during the year ended December 31, 2008 that would be required to be disclosed pursuant to the SEC’s Item 404 of Regulation S-K. No interlocking relationships exist between our current Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires certain of our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of the reports filed with the SEC since January 1, 2008 and on representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the reports required to be filed in 2008 on a timely basis, except for (i) John A. Ebeling, who failed to file a timely Form 5 for his gift of 3,500 shares on March 14, 2007 and (ii) David S. Congdon, who failed to file a timely Form 4 for his purchase of 4,490 shares at $22.27 per share through his 401(k) plan on November 24, 2008.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting, internal controls and audit functions on behalf of the Board of Directors and operates under a written charter adopted on April 24, 2000, which is reviewed on an annual basis and was most recently revised on May 28, 2008. The charter is available on the Company’s web site at http://www.odfl.com/company/corpGovernance.shtml. The Audit Committee is comprised solely of independent directors as defined by SEC rules and regulations and NASDAQ listing standards. The Chairman of the Audit Committee is designated as an “audit committee financial expert” as defined by SEC rules and regulations. The Chairman reports the Audit Committee’s actions and deliberations to the Board at quarterly scheduled Board meetings.

During the fiscal year ended December 31, 2008, the Audit Committee fulfilled its duties and responsibilities as outlined in the charter. Among its actions, the Audit Committee:

•

reviewed and discussed the Company’s quarterly earnings press releases and the quarterly financial statements filed on Forms 10-Q with the SEC, with management and the Company’s independent registered public accounting firm, Ernst & Young LLP;

•	reviewed with management, the internal auditor and Ernst & Young LLP the audit scope and plan for the audit of the fiscal year ended December 31, 2008; and

•

met with each of the internal auditor and Ernst & Young LLP, outside the presence of management, to discuss, among other things, the Company’s financial disclosures, accounting policies and principles and internal controls.

In fulfilling its oversight responsibilities, the Audit Committee also reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of those financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

During the course of 2008, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related SEC rules and regulations. The Audit Committee was kept apprised of the progress of the documentation, testing and evaluation and provided oversight to management during the process. The Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K relating to its audit of (i) the financial statements and financial statement schedule and (ii) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T, “Communication with Audit Committees” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements.” In addition, the Audit Committee has discussed with Ernst & Young LLP its independence from management and the Company and has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence. The Audit Committee has also considered the compatibility of the provision of non-audit services with Ernst & Young LLP’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Old Dominion Freight Line, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

The Audit Committee,

J. Paul Breitbach, Chairman
Robert G. Culp, III
D. Michael Wray

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Old Dominion’s 2008 executive compensation program was structured to tie a significant portion of current cash compensation directly to corporate performance. This was done primarily through the Executive Profit Sharing Incentive Plan (the “XPS Plan”), which provides for monthly payouts to the participants (including the “named executive officers” identified in the “Summary Compensation Table” on page 22 of this proxy statement) of a specified percentage of our monthly pre-tax income. The XPS Plan was replaced by the Old Dominion Freight Line, Inc. Performance Incentive Plan (the “PIP Plan”) effective January 1, 2009, which also provides monthly payouts to the participants of a specified percentage of our monthly pre-tax income. These non-equity incentive compensation plans can produce higher-than-market cash compensation during periods of high profitability, including periods when our period-over-period performance has declined. Conversely, these non-equity incentive compensation plans can contribute to lower-than-market cash compensation during periods of low profitability, including periods when our period-over-period performance has improved. We believe these plans have been instrumental in motivating our named executive officers and other participating officers to achieve and sustain superior profitability in our industry.

We believe long-term incentives are also necessary to reward loyalty and the creation of shareholder value. Accordingly, our compensation program provides for awards under the Phantom Stock Plan, described below, which have vesting and continued service requirements and are linked to the value of our common stock. Other long-term components consist primarily of deferral of short-term cash compensation into our Nonqualified Deferred Compensation Plan and contributions to our 401(k) plan, which also are described in more detail below.

Based upon an examination of our compensation programs that began in 2007, which included input from our independent compensation consultant (Hay Group, Inc.), other independent directors, our Executive Chairman and our Chief Executive Officer, the Compensation Committee concluded that modifications to some of the components of our compensation plans would be appropriate. The Compensation Committee determined that our base pay was generally below market, while our performance incentives, paid through our XPS Plan, were generally above market. As a result, the Compensation Committee modified the mix of compensation to generally provide slightly higher base salaries and slightly lower performance incentives, effective in January 2008. In addition, a new performance threshold for the XPS Plan was established for 2008. Finally, the Compensation Committee reconsidered our reliance on short-term compensation as a means of compensating our executive officers and adopted certain changes for 2008 that were designed to increase the importance of the long-term component of our executive compensation program. These changes are discussed in greater detail below.

Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•	motivate and reward our executives to increase earnings;

•	provide the opportunity for a high level of compensation for superior corporate performance as a means to increase long-term shareholder value; and

•	promote and foster an environment of cooperation and “team spirit.”

We also believe it is critical that our compensation programs are structured to:

•	attract talented, knowledgeable and experienced executives, who are critical to our success in the highly competitive less-than-truckload (“LTL”) segment of the transportation industry;

•	retain our executives so they can add further value in current and future roles by providing long-term incentives that reward loyalty and longevity; and

•	provide a reasonable level of compensation protection to our executive officers to offset some of the risks of a change in ownership.

Role of Compensation Committee and Independent Directors

The Compensation Committee is comprised entirely of independent directors, and this committee is charged with recommending to our Board the compensation of our Chief Executive Officer and determining the compensation paid to our other named executive officers. Additionally, the Compensation Committee makes recommendations to the Board regarding the adoption of, and changes to, our executive compensation plans.

Earl E. Congdon (our Executive Chairman) and David S. Congdon (our President and Chief Executive Officer) have a significant role in the compensation-setting process, including:

•	evaluating individual performance;

•	establishing business performance targets and objectives; and

•	recommending salary and equity or non-equity based awards to the Compensation Committee, as appropriate.

Neither Earl E. Congdon nor David S. Congdon participates in the Compensation Committee’s deliberations regarding his individual performance, salary level, non-equity incentive plan compensation or other compensation that may be granted to him.

The Compensation Committee has the authority to hire outside advisors, such as compensation consultants, to render guidance and assistance when and if the committee deems it appropriate and advisable. During 2008, the Compensation Committee engaged Hay Group to provide updated market-based compensation data from the trucking industry as a follow-up to the engagement of Hay Group during 2007, which is discussed in greater detail below.

The Compensation Committee’s Use of Benchmarking and Related Data

The Compensation Committee engaged Hay Group during 2007 to provide benchmarking data and insight to assist the Committee in its evaluation of short-term compensation (salary and XPS Plan distributions) and other direct compensation (Phantom Stock Plan awards) provided to our named executive officers. The Compensation Committee did not adopt all of Hay Group’s recommendations, and some of the changes recommended by the Compensation Committee (discussed below) reflect alterations in the recommendations of Hay Group.

In its 2007 study, Hay Group analyzed our historical executive compensation data together with data as of December 31, 2006 (except as otherwise noted below) from 12 other publicly-held companies in the trucking segment of the transportation industry. This peer group of 13 companies consisted of nine carriers that operated in the truckload segment of the industry or were specialized carriers and four LTL carriers, including us:

Truckload and Specialized Carriers	Less-Than-Truckload Carriers

Covenant Transport, Inc.	Arkansas Best Corporation
Frozen Food Express Industries, Inc.	Con-Way, Inc.
J.B. Hunt Transport Services, Inc.	Old Dominion Freight Line, Inc.
Knight Transportation, Inc.	Saia, Inc.
Landstar System, Inc.
Marten Transport, Ltd.
Quality Distribution, Inc.
US Xpress Enterprises, Inc.
Werner Enterprises, Inc.

Our 2006 revenue of $1.3 billion placed us slightly above the median of $1.2 billion for our peer group. Six companies in the peer group were substantially smaller ($519 million to $875 million), five companies were substantially larger ($1.9 billion to $4.2 billion) and one company was approximately our size. We were significantly above the median based on a number of other size metrics, including assets (147%), employees (150%) and market cap at June 29, 2007 (164%). We were also significantly above the median for several performance metrics, including earnings before interest and taxes (“EBIT”) (157%), EBIT as a percent of sales (147%) and net income (114%). Our price-earnings ratio at July 26, 2007 was slightly below the median, as the truckload and specialized carriers generally trade at higher price-earnings multiples than LTL carriers. However, we had the highest price-earnings ratio of the LTL carriers in our peer group.

The Hay Group data led the Compensation Committee to reach several conclusions for its compensation decisions in 2008:

•

The base salaries of our named executive officers were generally low for our peer group, ranging from 49% to 131% of the median. The salaries for four of our 2006 named executive officers were below the median.

•

Cash payments through the XPS Plan for our named executive officers as a percentage of base salaries were significantly higher than their peer position median, ranging from 154% to 545% compared to the peer position median of 32% to 47%.

•

Long-term incentives for our named executive officers were considerably lower than their peer position median. In 2006, our long-term incentives ranged between 19% and 20% of base salary compared to the peer position median range of 69% to 89% of base salary.

Changes to the Executive Compensation Program for 2008

In conjunction with the 2007 Hay Group study, the Compensation Committee engaged in extensive discussion with senior management regarding the Hay Group data, including meetings in which all of the Board’s independent directors participated. As a result of these discussions and meetings, the Board of Directors approved and adopted the following changes to our executive compensation program for 2008:

•

We increased base salaries and reduced XPS Plan payments as a percentage of total cash compensation to reflect a more traditional allocation of base salary and “at risk” cash compensation. In so doing, we preserved our basic principle that a significant percentage of total cash compensation should be tied to corporate performance. This resulted in the repositioning of base salaries to approximately the 50th percentile of the general industry for companies with $1.0 billion or more in revenues (based on data provided by Hay Group) and a reduction in XPS Plan payments as a percentage of total cash compensation for our named executive officers to offset the increase in base salaries. As a result of these and other changes, “at risk” cash compensation for our named executive officers, as a group, was 66.3% of total cash compensation for 2008 compared to 79.2% in 2007.

•

We established a performance threshold for the receipt of payments under the XPS Plan, which requires that our pre-tax profit margin (pre-tax profit as a percent of revenue) must exceed 2%, after including the impact of any potential XPS Plan payments, in order for participants to receive XPS Plan payments. A significant deterioration in our pre-tax profit margin would also significantly reduce cash incentive payments received by participants.

•

We made the Phantom Stock Plan a consistent element of long-term incentive compensation by establishing a minimum award of phantom stock equal to 20% of base salaries without tying the award to a performance threshold. Awards in excess of 20% of base salary would continue to be subject to our meeting certain performance thresholds that were already in effect and that are described below.

Elements of Compensation

The following discusses each of the components of our executive compensation program and the decisions the Compensation Committee made in connection with 2008, and where appropriate, 2009 compensation.

Annual Base Salary

On October 29, 2007, our Board of Directors designated or appointed the following individuals to new management positions, effective January 1, 2008:

Named Executive Officer	New Position	Former Position
Earl E. Congdon	Executive Chairman of the Board of Directors	Chairman of the Board of Directors; Chief Executive Officer
David S. Congdon	President; Chief Executive Officer	President; Chief Operating Officer
John B. Yowell	Executive Vice President; Chief Operating Officer	Executive Vice President

We have historically increased the base salaries of our named executive officers annually for an inflationary factor and, in some instances, a modest incremental adjustment for our overall growth and financial performance. As indicated above, we decided in 2008 to move in the direction of a more traditional allocation between base salaries and “at risk” cash payments by increasing base salaries (through the repositioning of base salaries around the 50th percentile of companies with more than $1 billion in revenue as described above) and reducing XPS Plan payments as a percentage of total cash compensation. The adjustments for Earl E. Congdon, David S. Congdon and John B. Yowell also reflect changes in their responsibilities effective January 1, 2008, as described above.

Due primarily to the impact of recessionary economic conditions on the Company’s performance, the Compensation Committee did not approve any increases in the annual base salary for the named executive officers or any other officers of the Company for 2009.

The table below reflects base salaries for our named executive officers in 2009, 2008 and 2007, including the rebalancing of the base salaries effective on January 4, 2008:

Named Executive Officer	2009 Annualized Base Salary ($)	2008 Annualized Base Salary ($)	2007 Annualized Base Salary ($)
Earl E. Congdon	499,980	499,980	448,500
David S. Congdon	499,980	499,980	262,340
J. Wes Frye	298,524 (1)	297,024	199,940
John B. Yowell	350,012	350,012	222,560
Greg C. Gantt	273,000	273,000	176,020

(1)	J. Wes Frye has elected to forgo the perquisite of a Company-provided vehicle in exchange for an equivalent increase in annual base salary. The change reflected in the table above reflects an adjustment to annual base salary, effective July 22, 2008, for the benefit that would otherwise have been received by Mr. Frye if he had chosen to receive a Company provided vehicle.

Non-equity Incentive Plans

Our named executive officers participated with certain other employees in our Executive Profit Sharing Incentive Plan during 2008. The XPS Plan is administered by the Compensation Committee. Participants were selected by the Compensation Committee, with input by senior management, to receive a monthly cash incentive payment based upon a fixed percentage, or participation factor, of our pre-tax income. The Compensation Committee approved the participation factors for our named executive officers and other key participants and monitored the compensation derived from the plan.

The XPS Plan, which was in effect for over 45 years, was replaced effective January 1, 2009 by the Old Dominion Freight Line, Inc. Performance Incentive Plan. The material terms of the PIP Plan were approved by our shareholders at the Company’s annual meeting held on May 28, 2008. Shareholder approval enabled us to maximize Company income tax deductions for compensation paid to certain employees under our cash incentive program pursuant to Section 162(m) of the Internal Revenue Code. The PIP plan is administered by the Compensation Committee.

The formula applied for each participant in the both the XPS and PIP Plans is shown below:

Monthly Income Before Taxes x Participation Factor = Monthly Payout

In our effort to move toward a more traditional balance between base salary and “at risk” cash compensation, we generally reduced the participation factors for our named executive officers in the XPS Plan, effective January 4, 2008. At the time of this decision, the Compensation Committee estimated that “at risk” performance-based cash compensation would average approximately 65% of total cash compensation for the group for 2008. The table below reflects each of our named executive officers’ PIP and XPS Plan participation factors as a percentage of income before tax, including the rebalancing of the participation factors effective on January 4, 2008:

Named Executive Officer	2009 PIP Plan Participation Factor (%)	2008 XPS Plan Participation Factor (%)	2007 XPS Plan Participation Factor (%)
Earl E. Congdon	1.04	1.04	1.90
David S. Congdon	1.04	1.04	1.15
J. Wes Frye	0.28	0.28	0.35
John B. Yowell	0.68	0.68	0.50
Greg C. Gantt	0.28	0.28	0.35

As discussed above, the Compensation Committee also modified the XPS Plan to require a minimum threshold of profitability before a payout could be made to any of the participants. This threshold in 2008 required our pre-tax profit margin for a month to exceed 2%, after including the impact of any potential XPS Plan incentive payments, before we could make XPS Plan payments for such month. The Company’s pre-tax profit exceeded the 2% minimum threshold for each month in 2008 and, as a result, each of the named executive officers received cash compensation based on their participation factor. The Compensation Committee has established the same 2% threshold for the PIP Plan in 2009.

Phantom Stock Plan

The Old Dominion Freight Line, Inc. Phantom Stock Plan was adopted in 2005 and was amended and restated effective January 1, 2009 to comply with the provisions of Section 409A of the Internal Revenue Code. The Phantom Stock Plan provides a long-term retirement incentive for our named executive officers. While awards under this plan are discretionary, it has been our practice to award phantom stock annually during the first quarter of each year.

The Compensation Committee generally determines the awards based on a percentage of annual base salary, in relation to our operating ratio for the previous fiscal year, as shown in the table below:

Operating Ratio	Phantom Stock Awards Granted as a % of Annual Base Salary
Greater than 90%	20%
89% to 90%	30%
88% to 89%	40%
Less than 88%	50%

Prior to 2008, no awards under the Phantom Stock Plan were made unless our operating ratio was 91% or lower. However, in order to strengthen the long-term components of our executive compensation program in response to advice the Compensation Committee received from its compensation consultant in 2007, the Committee adopted a policy to generally make an annual grant to participants in the plan equal to 20% of base salary, regardless of our operating ratio.

On February 11, 2008, the Compensation Committee approved awards under the plan that were granted on that same date, based upon a 90.7% operating ratio for 2007. Each named executive officer was granted a number of phantom shares equal to 20% of his annual base salary on the date of the award divided by the average closing price of our common stock for the fourth, fifth and sixth trading days following the public release of our fourth quarter 2007 earnings.

On January 23, 2009, the Compensation Committee approved awards under the plan that were granted on February 9, 2009. The operating ratio for 2008 was 91.6%. As a result, the Compensation Committee approved and recommended the grant of a minimum number of phantom shares equal to 20% of each executive’s annual base salary on the date of the award divided by the average closing price of our common stock for the fourth, fifth and sixth trading days following the public release of our fourth quarter 2008 earnings.

Phantom stock awards are generally subject to a five-year vesting period, or the earlier to occur of the following: the date of a change of control in our ownership; the fifth anniversary of the grant date, provided the named executive officer is employed by us on that date; the date of the named executive officer’s death while employed by us; the date of the named executive officer’s total disability; or the date the named executive officer attains the age of 65 while employed by us. Awards that are not vested upon termination of employment are forfeited. All vested and unvested awards are forfeited if termination of employment occurs for cause or prior to attaining the age of 55, unless the termination results from death or total disability. Phantom stock awards are settled in cash after the required vesting period and upon termination of employment. Our named executive officers are each entitled to receive the fair market value of each share of phantom stock on the settlement date, usually paid in 24 monthly installments. Because of the required vesting period and settlement provisions, this component of compensation generally rewards longevity and provides a retirement benefit to our named executive officers that is directly tied to shareholder value.

401(k) Retirement Plan

Our named executive officers may participate in our 401(k) retirement plan, which includes a matching provision that is based upon the participant’s contributions. We consider this match in our evaluation of overall compensation; however, we believe the maximum employee contribution and matching limits in our plan would prevent our named executive officers from saving an amount that is adequate for their retirement or competitive with similarly-situated executives at other companies in our industry.

Nonqualified Deferred Compensation Plan

Because we do not provide a significant retirement plan for our named executive officers, we offer them an alternative vehicle for funding their retirement in the form of the 2006 Nonqualified Deferred Compensation Plan. This plan allows eligible participants, including our named executive officers, to defer significant percentages of both their annual base salary and their monthly non-equity incentive compensation. The plan, which was amended and restated effective January 1, 2009 to comply with Section 409A of the Internal Revenue Code, is described in further detail on page 26 of this proxy statement

By deferring income into the Nonqualified Deferred Compensation Plan, certain of our named executive officers preserved our federal income tax deduction relating to such compensation in 2008. Section 162(m) of the Internal Revenue Code generally limits amounts that can be deducted for compensation paid to executives to $1 million, unless certain requirements are met that include shareholder approval of performance-based compensation. In December 2007, each of our named executive officers estimated their compensation for 2008 and voluntarily elected to defer the amount of compensation anticipated in excess of $1 million in 2008 into the Nonqualified Deferred Compensation Plan. As a result, only $5,952 of compensation for John B. Yowell was determined to be nondeductible in 2008.

As a result of shareholder approval of the material terms of the performance-based PIP Plan on May 28, 2008, we anticipate all compensation paid to our named executive officers in 2009 will be fully deductible by the Company for federal income tax purposes.

Employment Agreements

On May 17, 2004, based in part upon an analysis performed by a compensation consultant of our executive compensation program, we entered into employment agreements with four of our senior executives, three of whom are named executive officers: Earl E. Congdon, our Executive Chairman of the Board; David S. Congdon, our President and Chief Executive Officer; John B. Yowell, our Executive Vice President and Chief Operating Officer; and John R. Congdon, our Senior Vice President and Vice Chairman of the Board. John R. Congdon was not a named executive officer at the end of our last completed fiscal year. We decided to enter into employment agreements with these executives for the following reasons:

•	to establish non-competition and non-solicitation agreements, in order to limit the Company’s exposure to competition by any of these executives in the event of termination of his employment;

•

to provide long-term incentives to retain David S. Congdon and John B. Yowell, which we believe will help ensure the continuity of leadership upon the retirement of Earl E. Congdon and John R. Congdon;

•	to provide protection to these executives in the event of a change in control of Old Dominion Freight Line, Inc.; and

•

to limit the Company’s exposure to a sudden and significant drop in the market value of our common stock that could result from a liquidation of shares by the estate of any of these executives in the event of his death.

Each agreement is tailored to address the competitive and financial exposures to both us and the employee referred to above.

In 2007, the Compensation Committee, with the assistance of Hay Group, conducted a study of the employment agreements and identified several modifications to the agreements that the Compensation Committee believed to be appropriate. Following discussions with our executives who were parties to these agreements, on May 28, 2008 we entered into amended and restated employment agreements that replaced the May 17, 2004 agreements. A more detailed discussion of the terms and provisions of these agreements is provided on page 28 of this proxy statement.

Change of Control and Post-Employment Benefit Considerations

The employment agreements for each of Earl E. Congdon, David S. Congdon and John B. Yowell provide for post-employment benefits that result from a change in control. In addition, David S. Congdon and John B. Yowell are entitled to receive post-employment benefits upon termination for any reason except for termination by us for cause and termination by the executive for a reason not constituting “good reason.” (A “change of control” does not constitute “good reason,” but in the case of David S. Congdon’s agreement, a fundamental disagreement with the Board following a change of control does constitute “good reason.”) The employment agreements, including post-employment benefits, are described in more detail on page 28 of this proxy statement.

The Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives has been in place since 2005, but was amended and restated effective January 1, 2009 to comply with Section 409A of the Internal Revenue Code. The plan provides for post-employment benefits that result from a change in control to eligible key executives, including two named executive officers, J. Wes Frye and Greg C. Gantt. The benefits provided by this plan are described in more detail on page 30 of this proxy statement.

We believe that the employment agreements and the Change of Control Severance Plan for Key Executives provide a reasonable level of protection to our named executive officers in the event of a change of control of the Company. We also believe the post-employment benefits provided in the employment agreements for David S. Congdon and John B. Yowell are effective incentives for retaining these key executive officers, who we believe are critical to our continued success.

Other Benefits and Perquisites

Our named executive officers participate equitably, except as noted below, with all employees in our employee benefit plans, which include medical, dental, vision, long-term disability and group life insurance. Each named executive officer receives term life insurance benefits insuring his life for $300,000. In addition, the employment agreements with David S. Congdon and John B. Yowell provide for the reimbursement of premiums for term life insurance coverage up to $10,000,000. We believe the life insurance provided to these named executive officers offers some protection from a sudden and significant drop in the market value of our common stock that could result from a liquidation of shares by the estate of either of these executives in the event of his death. Earl E. Congdon, at his own expense, has obtained additional life insurance benefits that we deem adequate in mitigating this risk; therefore, no additional life insurance benefits were provided to him.

We provide basic employee group health and dental coverage for all employees but charge a premium for dependent and family coverage. We have waived these premiums for our named executive officers.

The named executive officers, with the exception of J. Wes Frye, are provided the use of an automobile, which is paid for by the Company. We have increased the annual base salary commensurately for Mr. Frye to compensate for the absence of this perquisite.

The employment agreements for Earl E. Congdon, David S. Congdon and John B. Yowell allow for personal use of corporate aircraft. In 2008, personal use of our corporate aircraft by our named executive officers represented approximately 9.5% of the total hours that our aircraft were utilized. The incremental cost for the personal use of our corporate aircraft is included in the All Other Compensation column of the “Summary Compensation Table” on page 22 of this proxy statement.

The employment agreements for Earl E. Congdon, David S. Congdon and John B. Yowell provide for the payment of annual membership dues and initiation fees for memberships in private clubs in accordance with our established policy. We also utilize these club memberships for employee functions, vendor relations and customer events.

Conclusions

Our Compensation Committee has considered all of the elements of compensation described above and their role in determining the total amount of current compensation. The Committee believes the amount of each element, and the total amount of compensation, for each named executive officer are reasonable and appropriate in light of the officer’s experience and individual performance, our operational and financial performance and the officer’s role in creating shareholder value. The Committee also considered whether our compensation plans promote or encourage unnecessary and excessive risks and concluded they do not.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the year ended December 31, 2008 through incorporation by reference to this proxy statement.

Except for the annual report on Form 10-K described above, this Report of Compensation Committee is not incorporated by reference into any of our previous or future filings with the SEC, unless such filing explicitly incorporates this report.

The Compensation Committee,

Robert G. Culp, III, Chairman
J. Paul Breitbach
D. Michael Wray

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides an overview of compensation earned by our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers for each of the years ended December 31, 2008, 2007 and 2006:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Earl E. Congdon Executive Chairman of the Board	2008	498,000	98,912	1,171,721	122,579	1,891,212
	2007	445,860	129,817	2,200,094	205,771	2,981,542
	2006	439,740	86,616	2,258,402	108,048	2,892,806
David S. Congdon President, Chief Executive Officer and Director	2008	490,840	98,912	1,171,721	84,455	1,845,928
	2007	259,260	74,872	1,331,636	116,143	1,781,911
	2006	250,860	48,611	1,366,928	110,557	1,776,956
J. Wes Frye Senior Vice President – Finance, Chief Financial Officer, Treasurer and Assistant Secretary	2008	293,913	58,766	315,463	10,004	678,146
	2007	196,350	55,627	405,280	10,508	667,765
	2006	186,390	36,099	416,021	6,380	644,890
John B. Yowell Executive Vice President and Chief Operating Officer	2008	345,110	69,233	766,125	71,539	1,252,007
	2007	219,810	63,437	578,971	98,467	960,685
	2006	210,810	40,325	594,316	60,386	905,837
Greg C. Gantt Senior Vice President – Operations	2008	269,270	54,022	315,463	10,547	649,302
	2007	173,820	50,142	405,280	9,124	638,366
	2006	164,520	30,824	416,021	9,858	621,223

(1)	Awards were granted in 2008 pursuant to the provisions of the Old Dominion Freight Line, Inc. Phantom Stock Plan (the “Phantom Stock Plan”). These awards were based on fiscal year 2007 financial results and are included below in the Grants of Plan-Based Awards table. Each named executive officer was awarded a number of phantom shares equal to 20% of base salary at year-end 2007 divided by the average closing price of our common stock for the three-day period commencing February 6, 2008 and ending February 8, 2008. The value of these awards in the table was determined by multiplying the number of phantom stock shares awarded to each named executive officer by the closing share price of $29.65 on the grant date of February 11, 2008, and assumes that all shares will vest based on the requirements of the Phantom Stock Plan. No shares of our common stock will be issued pursuant to the Phantom Stock Plan, as the awards are required to be settled in cash. While we used 2007 financial results to determine these awards, awards under the Phantom Stock Plan are discretionary and are considered earned in the year granted. Additionally, our Compensation Committee considers the value of the grant as part of the compensation in the year of grant when evaluating compensation to our named executive officers.

(2)	Pursuant to our XPS Plan we pay monthly cash incentives to our named executive officers based upon our pre-tax income during the fiscal year. Cash incentives are generally paid in the month following the actual month in which the cash incentive is earned; therefore, the table reflects only the cash incentives earned for each of the 12 months of 2008, regardless of when the incentive payment was actually made.

(3)	See “All Other Compensation” below for the amounts and descriptions of these components of compensation in 2008.

All Other Compensation

The allocation of 2008 “All Other Compensation” from the Summary Compensation Table is presented below:

Name	Personal Use of Corporate Aircraft ($)(1)	Life Insurance Premiums ($)(2)	Group Health Premiums ($)(3)	Personal Use of Corporate Automobile ($)(4)	Company Contributions to the 401(k) Plan ($)(5)	Club Memberships ($)(6)	Total ($)
Earl E. Congdon	107,257	2,524	1,976	3,854	5,321	1,647	122,579
David S. Congdon	38,725	20,389	2,600	10,649	5,503	6,589	84,455
J. Wes Frye	-	2,022	2,600	-	5,382	-	10,004
John B. Yowell	7,585	39,867	2,600	10,296	5,842	5,349	71,539
Greg C. Gantt	-	705	2,600	1,756	5,486	-	10,547

(1)	For the purpose of this table, compensation for the personal use of the corporate aircraft is calculated using incremental variable costs per flight hour.

(2)	Includes the following: (i) the taxable excess group term-life insurance premiums under our group term-life insurance policy for all employees and (ii) reimbursement of term-life premiums for policies up to $10,000,000 provided to David S. Congdon and John B. Yowell under their employment agreements that are further described in “Employment Agreements with David S. Congdon and John B. Yowell” on page 29 of this proxy statement.

(3)	We offer our employees a choice in group health and dental plans that vary by the level of benefits available and premiums paid by the employee. Employee premiums for our basic group plans are waived for our named executive officers. If our named executive officers elect to enroll in plans with higher benefits and premiums, they are required to pay the difference in premiums between the basic plan and the more robust plan selected. The amount in the table reflects the value of the basic group health and dental premiums that we waived for our named executive officers in 2008.

(4)	The amount reflected in the table for personal use of a Company automobile is calculated by allocating the fixed and variable costs of the vehicle over the percentage of personal versus total mileage driven.

(5)	Each of our named executive officers is eligible to participate in the Old Dominion 401(k) Employee Retirement Plan on the same basis as other employees. Employee contributions are limited to a percentage of their compensation, as defined in the plan. We guarantee a match of 30% of the first 6% of all employee contributions or a discretionary match of 10% of net income, whichever is greater.

(6)	Club membership dues and initiation fees are provided for in the employment agreements with Earl E. Congdon, David S. Congdon and John B. Yowell, which are further described in the “Employment Agreements” section on page 28 of this proxy statement.

Grants of Plan-Based Awards

The following table provides information regarding plan-based awards made during fiscal 2008:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold	Target	Maximum
Earl E. Congdon	2/11/08	-	-	-	3,336	98,912
David S. Congdon	2/11/08	-	-	-	3,336	98,912
J. Wes Frye	2/11/08	-	-	-	1,982	58,766
John B. Yowell	2/11/08	-	-	-	2,335	69,233
Greg C. Gantt	2/11/08	-	-	-	1,822	54,022

(1)	All payments made pursuant to the XPS Plan and relating to the 2008 fiscal year have been made and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The XPS Plan was replaced by the Performance Incentive Plan (the “PIP Plan”) in January 2009, but monthly payments under the PIP Plan relating to the 2009 fiscal year will be made to our named executive officers based upon a fixed percentage of pre-tax income, subject to a minimum profitability threshold, as described in “Compensation Discussion and Analysis –- Non-Equity Incentive Plans.”

(2)	Shares of phantom stock awarded in 2008 were based upon our financial performance in fiscal year 2007. Each named executive officer was awarded shares of phantom stock equal to 20% of base salary at year-end 2007 divided by the average closing price of our common stock on the fourth, fifth and sixth days following our fourth quarter 2007 earnings press release. While we used 2007 financial results to determine these awards, awards under the Phantom Stock Plan are discretionary and are considered earned in the year granted. Additionally, our Compensation Committee considers the value of the grant as part of the compensation in the year of grant when evaluating compensation to our named executive officers. No shares of our common stock will be issued pursuant to the Phantom Stock Plan, as the awards are required to be settled in cash.

(3)	The grant date fair value of phantom stock shares is determined by the number of shares set forth above multiplied by the February 11, 2008 closing share price of $29.65 as reported on the NASDAQ Global Select Market.

Old Dominion Freight Line, Inc. Phantom Stock Plan

On May 16, 2005, our Board of Directors approved the Old Dominion Freight Line, Inc. Phantom Stock Plan, which provides a long-term retirement incentive for our key executives, including our named executive officers, that is tied directly to shareholder value. The Phantom Stock Plan was amended and restated effective January 1, 2009 to comply with the provisions of Section 409A of the Internal Revenue Code. Each share of phantom stock awarded under this plan represents a contractual right to receive an amount in cash equal to the fair market value of a share of our common stock on the settlement date, to be paid out of our general funds. The maximum number of shares of phantom stock available for awards under the Phantom Stock Plan is 375,000, of which 145,599 shares have been awarded through April 8, 2009. No shares of common stock will be issued pursuant to the Phantom Stock Plan, as the plan requires the awards to be settled in cash.

Generally, each award vests on the earlier to occur of the following: (i) a change of control in our ownership; (ii) the fifth anniversary of the grant date of the award, provided the participant is employed on such date; (iii) the date of the participant’s death while employed; (iv) the date of the participant’s total disability; or (v) the date the participant attains the age of 65 while employed by us. The Phantom Stock Plan is discussed in more detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Outstanding Awards at Fiscal Year-End

The following table displays the Phantom Stock Plan awards that have not vested at year-end 2008, due to the vesting requirements of the Phantom Stock Plan:

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David S. Congdon	7,512	213,792
J. Wes Frye	5,084	144,691
John B. Yowell	5,842	166,263
Greg C. Gantt	4,556	129,664

(1)	The vesting provisions of these phantom stock shares are described above under “Old Dominion Freight Line, Inc. Phantom Stock Plan.” No shares of common stock will be issued pursuant to the Phantom Stock Plan, as the awards are required to be settled in cash.

(2)	The market value of phantom stock shares that have not vested at year-end 2008 for each named executive officer is determined by the number of shares set forth above multiplied by the December 31, 2008 closing share price of $28.46 as reported on the NASDAQ Global Select Market.

Stock Vested

The following table displays the Phantom Stock Plan awards that have vested at year-end 2008:

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Earl E. Congdon	10,661	-

(1)	Earl E. Congdon has attained the age of 65 while employed with the Company and therefore, under the plan, has fully vested in all phantom shares awarded.

(2)	Participants are only entitled to receive cash amounts due for each vested share of phantom stock on the settlement date, which shall be made from the general funds of the Company. The value realized on the settlement date will be based on the market value of our common stock on such date. The settlement date is the earlier of: the date of the participant’s termination of employment on or after attaining age 55 for any reason other than death, total disability, or for cause; the date of the participant’s death while employed; or the date of the participant’s termination of employment as a result of total disability. The market value at year-end 2008 for the vested shares of Earl E. Congdon was $303,412, as determined using the number of shares set forth above multiplied by the December 31, 2008 closing share price of $28.46 as reported on the NASDAQ Global Select Market.

Nonqualified Deferred Compensation

The following table provides information regarding our named executive officers’ contributions to and earnings from our Nonqualified Deferred Compensation Plan in 2008:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Earl E. Congdon	761,618	-	250,184	-	4,537,266
David S. Congdon	726,467	-	(831,034)	-	1,936,528
J. Wes Frye	31,546	-	(344,646)	-	570,998
John B. Yowell	191,531	-	(133,932)	-	610,745
Greg C. Gantt	78,866	-	18,746	-	352,337

(1)	Contributions represent deferrals of certain amounts of salary and cash incentives awarded pursuant to our XPS Plan for 2008. These amounts are included in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

(2)	Aggregate earnings represent the earnings on the investment options selected by each named executive officer in 2008 in our Nonqualified Deferred Compensation Plan. These earnings are not included in the Summary Compensation Table because they did not constitute above-market or preferential earnings.

2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc.

Effective January 1, 2006, we adopted the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (the “Nonqualifed Deferred Compensation Plan”). The Nonqualified Deferred Compensation Plan was established to permit certain management employees of the Company, including each of the named executive officers, to defer receipt of current compensation. The Nonqualified Deferred Compensation Plan is an unfunded plan maintained primarily for the purpose of providing retirement benefits for eligible employees. Participating employees may elect to reduce their (i) regular base salary by a whole number percentage from three to fifty percent and/or (ii) non-equity incentive compensation by a whole number percentage from five to seventy-five percent. The deferred amount is credited to the deferred compensation account we maintain for each participant. While not funded, each participant is allowed to select one or more investment options that mirror the actual performance of publicly traded funds. As of each March 31, June 30, September 30 and December 31, the deferred compensation account of each participant is adjusted to reflect gains and losses from their selected investment options in which the amount in the account is deemed invested. The total deferrals, plus the cumulative gains and losses on the investment options, are eligible for distribution from our general corporate funds. Distributions are generally made in the event of retirement, disability, death or other termination of service. Distributions also may be made upon the occurrence of certain other events, such as an unforeseeable emergency, or delayed under certain circumstances, such as when a distribution might violate the terms of a loan agreement to which we are a party. Payments are made from the Nonqualified Deferred Compensation Plan in a lump sum or in annual installments over a certain term, as elected by the participant.

Prior to the adoption of the Nonqualified Deferred Compensation Plan, we offered a similar plan allowing participating employees to defer receipt of regular base salary and/or cash incentive compensation. The deferral of wages earned subsequent to December 31, 2004 is no longer allowed under this plan, as it did not fully comply with Section 409A of the Internal Revenue Code. Gains and losses for this plan are determined in the same manner as for the Nonqualified Deferred Compensation Plan. Distributions are, and will be, handled in the same manner as described above.

Potential Payments Upon Termination or Change of Control

Below is a table of the amount of post-employment payments and benefits that would be provided to our named executive officers under the provisions of their employment agreements or the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives assuming that the triggering event occurred at December 31, 2008. Such amounts would be paid from the general funds of the Company.

Name and Principal Position	Estimated Payout ($)
Earl E. Congdon (1)	5,015,162
David S. Congdon (2)	4,880,405
J. Wes Frye (3)	2,032,337
John B. Yowell (2)	2,720,032
Greg C. Gantt (3)	1,303,843

(1)	Amount payable pursuant to the named executive officer’s employment agreement is equal to three (3) times the sum of the executive’s base salary before the change in control and the annual bonus paid to him for the preceding calendar year under the XPS Plan. This estimated amount is payable in a lump sum and due only if the executive’s employment is terminated within 12 months after a change of control. There would be no payment upon termination of employment for retirement, death, disability or for cause.

(2)	Amount payable pursuant to the named executive officer’s employment agreement under a three-year salary continuation provision on the normal payroll schedule for salaried employees. The settlement provisions of this agreement are further described in the “Employment Agreements” section on page 28 of this proxy statement, but generally provide for the payment of this estimated amount at termination due to retirement, death, disability or a change of control. No payment would be made if termination resulted from cause or termination by the executive for a reason not constituting “good reason.” (A “change of control” does not constitute “good reason,” but in the case of David S. Congdon’s agreement a fundamental disagreement with the Board following a change of control does constitute “good reason.”)

(3)	Amount payable pursuant to the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives, which is equal to three times the sum of the executive’s base salary in effect at the termination date and the average of cash incentives paid in the preceding three full calendar years. This estimated amount is payable over the compensation continuance period on the normal payroll schedule for salaried employees and due only if the executive’s employment is terminated within 12 months of a change of control and is reduced to two-thirds of this amount if terminated within 13 to 24 months and one-third of this amount if terminated within 25 to 36 months of a change in control. There would be no payment upon termination of employment for retirement, death, disability or for cause.

Our named executive officers, or their beneficiaries, will also receive payments due to them at retirement, death or disability pursuant to our non-discriminatory 401(k) Retirement Plan and our Nonqualified Deferred Compensation Plan, for which the amounts due to each named executive officer are provided in the “Nonqualified Deferred Compensation” section on page 26 of this proxy statement.

Employment Agreements

On May 28, 2008, we entered into amended and restated employment agreements with Earl E. Congdon, John R. Congdon, David S. Congdon and John B. Yowell. The Board of Directors approved each of these agreements, based on the recommendation of the Compensation Committee of the Board. Each agreement requires the executive to perform duties customarily performed by a person holding his respective position and to perform other services and duties reasonably assigned from time to time by the Company or, with respect to the agreement with Earl E. Congdon, by the Board of Directors. The agreements replaced employment agreements that the Company entered into with the executives in 2004.

In 2007, the Compensation Committee, with the assistance of Hay Group, the Committee’s executive compensation consultant, conducted a study of the 2004 employment agreements and identified several modifications to the agreements that the Compensation Committee believed to be appropriate. Following discussions between the Compensation Committee and the executives who were parties to the agreements concerning such modifications, we entered into amendments to the agreements effective May 28, 2008. Among other things, the amendments (i) eliminated from the employment agreements provisions that obligated us to pay gross ups in connection with personal use of corporate aircraft and the funding of life insurance benefits and, for David S. Congdon and John B. Yowell, eliminated a provision obligating us to pay a special bonus upon the termination of their employment; (ii) reduced the items of compensation taken into account in determining termination compensation; (iii) modified the definitions of “change of control” and “good reason,” in many cases narrowing the definitions (and in the case of David S. Congdon’s agreement, adding to the definition of “good reason” the occurrence of a fundamental disagreement with the Board following a change of control); and (iv) made certain administrative changes to the agreements, including those required to be compliant with Section 409A of the Internal Revenue Code.

Employment Agreements with Earl E. Congdon and John R. Congdon

The employment agreements with Earl E. Congdon and John R. Congdon entitle each executive to receive a base salary to be reviewed annually in accordance with standard payroll practices and procedures applicable to our executive officers, to participate in our executive profit-sharing bonus programs, to participate in any of our other bonus or incentive plans (whether in existence on the date of the employment agreement or later established) in which our other senior executives are entitled to participate and to participate in certain other plans and benefits we offer to our senior executives generally. The Board may also award a discretionary bonus to be paid to each executive in the manner specified by the Board at the time any such bonus is approved; however, no such bonuses were approved or paid in 2008. Earl E. Congdon, while employed under his employment agreement, is also entitled to (i) personal use of the Company’s aircraft and membership dues and initiation fees for membership in private clubs (in each case in accordance with the general policy of the Company as adopted from time to time by the Board), and (ii) an automobile for personal and business use. So long as John R. Congdon is employed under his employment agreement, his spouse is entitled to designate the beneficiary under two life insurance policies owned by the Company insuring his life in the aggregate amount of $2,000,000. Mr. Congdon’s spouse will relinquish this designation right upon the termination of Mr. Congdon’s employment for any reason other than death.

Each of the employment agreements provide for a term commencing June 1, 2008, and continuing until the earliest of (i) May 31, 2010; (ii) the death of the executive; (iii) written notice by the executive or us of a desire to terminate, subject to a 120-day notice requirement; (iv) termination “for cause,” which generally refers to termination resulting from (a) habitual intoxication that adversely affects job performance; (b) conviction of, or plea of guilty or no contest to, theft, fraud or embezzlement from the Company; or (c) conviction of, or plea of guilty or no contest to, a felony involving moral turpitude that results in material harm to the Company; (d) any material act or omission by the executive involving gross malfeasance or gross negligence in the performance of his duties and responsibilities to the Company to the detriment of the Company; (e) any diversion by the executive for his personal gain of any clearly viable and significant business opportunity from the Company (other than with the prior written consent of the Board); (f) any willful violation of any provision of the Company’s Corporate Governance Guidelines, the Company’s Code of Business Conduct and Ethics or any covenant contained in the employment agreement; or (g) the executive’s material violation of the requirements of the Sarbanes-Oxley Act of 2002 or any other federal or state securities law, rule or regulation; (v) termination resulting from total disability; or, in the case of Earl E. Congdon, (vi) the date Mr. Congdon fails to be elected by shareholders to serve as a member of the Board of Directors. The executive may terminate his employment and forego the 120-day notice requirement if the notice of termination is within 12 months after a change of control. Generally, a change of control is defined in each employment agreement to be either (i) the date any person or group of persons directly or indirectly, becomes the beneficial owner of 35% or more of the combined voting power of the then outstanding shares of common stock (excluding the executive, employee benefit plans of the Company, and any member of the executive’s family unless a majority of the independent directors determines that such family member’s beneficial ownership creates a substantial threat to corporate policy or effectiveness); (ii) the date when individuals who at the beginning of any two-year period constitute the Board, plus new directors whose nomination or election was approved by two-thirds of the directors still in office at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the Board; (iii) the date of a merger or similar transaction that would result in our voting securities immediately prior to the transaction not to continue to represent at least 60% of the combined voting power of the Company or a surviving entity immediately after the transaction; (iv) the date of a complete liquidation; (v) the date of a sale or disposition of substantially all of our assets; or (vi) the date of a bankruptcy filing.

If the executive’s employment is terminated as a result of our exercise of the 120-day notice provision described above, or as a result of the expiration of the term on May 31, 2010, or the executive voluntarily terminates his employment through exercise of the 120-day notice exception described above, or in the case of Earl E. Congdon, Mr. Congdon’s employment is terminated as a result of the shareholders’ failure to elect him to serve on the Board, and in each case such termination occurs within 12 months after a change of control, the executive is entitled to receive a lump sum payment for any compensation due but not yet paid plus a payment equal to three times the sum of his annual base salary in effect at that time and the annual bonus paid to him for the preceding calendar year under our non-equity incentive plan. If the excise tax under Section 4999 of the Internal Revenue Code would apply to such payments, they will be reduced so that the excise tax will not apply. If employment is terminated as described above and such termination does not occur within 12 months after a change of control, the executive is only due any compensation earned but not yet paid through the termination date. Any amounts payable to the executive will be paid on or after the first day of the seventh calendar month following the month in which his termination occurs as required by Section 409A of the Internal Revenue Code.

Each executive is also subject to a non-competition and non-solicitation clause, which covers the term of the executive’s employment plus the twenty-four month period following such executive’s termination of employment.

Employment Agreements with David S. Congdon and John B. Yowell

The employment agreements with David S. Congdon and John B. Yowell entitle each executive to (i) a base salary, to be reviewed annually in accordance with standard payroll practices and procedures applicable to our executive officers; (ii) participate in our executive profit-sharing bonus programs, any of our other bonus or incentive plans (whether in existence at the date of the employment agreement or later established) in which other senior executives of the Company are entitled to participate and certain other plans and benefits we offer to our senior executives generally; (iii) a discretionary bonus as determined by the Board; (iv) the personal use of the Company’s aircraft and membership dues and initiation fees for membership in private clubs (in each case in accordance with the general policy of the Company as adopted from time to time by the Board); (v) an automobile for personal and business use; and (vi) receive a life insurance benefit that provides the executive and his family with up to $10,000,000 in coverage at preferred rates, with premiums being paid or reimbursed by the Company.

Each of the agreements provide for a term commencing on June 1, 2008 and continuing until the earliest of (i) May 31, 2011; (ii) the death of the executive; (iii) written notice by the executive or us of a desire to terminate, subject to a 90-day notice requirement; (iv) termination “for cause,” which is generally defined above under “Employment Agreements with Earl E. Congdon and John R. Congdon”; (v) termination by the executive for “good reason,” which generally includes a material breach by the Company of any provision of the employment agreement, the merger of the Company or transfer of a significant portion of its assets unless the successor assumes all duties and obligations of the Company under the employment agreement, a material reduction in the executive’s base salary, the assignment of duties inconsistent with the executive’s position in the Company, exclusion of the executive’s participation in our employee benefit plans, transfer of the executive’s primary work location more than 30 miles from his current primary work location or requiring that the executive relocate his principal residence more than 30 miles from his current primary work location, our requiring the executive to travel on business to a substantially greater extent than on the date of the employment agreement or, in the case of David S. Congdon, the failure to be elected to or re-elected to the Board or the occurrence of a fundamental disagreement (generally defined as a material disagreement between David S. Congdon and the Board that occurs within three years after a change of control, concerns the strategic direction of the Company or another issue of fundamental importance to the Company and is deemed a fundamental disagreement by a majority of the members of the Board who are not also members of the Mr. Congdon’s family); or (vi) termination resulting from total disability. Unless written notification is provided by either of the executives or the Company, the term is automatically extended on the first day of each month for one additional calendar month, unless either of the executives or we desire to fix the term for a definite three-year period.

If termination of the employment of the executive, either voluntarily or by the Company, results in a compensation continuance termination event (as defined in the employment agreement to mean termination due to our exercise of the 90-day notice exception, or termination as a result of the executive’s disability, or termination by the executive for good reason, or termination by the executive’s exercise of the 90-day notice exception after attaining the age of 65 or the expiration of a three-year term after being fixed by us) the executive is entitled to receive his base salary through the last day of the month of termination and, for the three year-period following termination, an annual amount equal to the average of the executive’s base salary and his annual bonus under our non-equity incentive plan for the three calendar years within the five calendar-year period preceding termination that produces the highest average annual compensation. If the excise tax under Section 4999 of the Internal Revenue Code would apply to such payments, they will be reduced or otherwise adjusted so that the excise tax will not apply. The executive’s final average compensation payable during the first six months of the compensation continuance period shall be paid to the executive in a lump sum as of the first day of the seventh calendar month of the compensation continuance period. During such period, the executive will also receive continued coverage under our medical, dental, vision and life insurance benefit programs. If the termination does not result in a compensation continuance termination event, the executive is due only his base salary through the last day of the month in which the termination date occurs.

Each executive is also subject to a non-competition and non-solicitation clause, which covers the term of the executive’s employment plus the twenty-four month period following such executive’s termination of employment.

Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives

On May 16, 2005, the Board approved and the Company immediately adopted the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives (the “Severance Plan”) for eligible key executives as determined by the Compensation Committee (generally, a senior vice president or vice president). Eligible key executives include two named executive officers, J. Wes Frye and Greg C. Gantt, but exclude the other named executive officers who are parties to employment agreements providing change of control and severance benefits. The Change of Control Severance Plan was amended and restated effective January 1, 2009 to comply with Section 409A of the Internal Revenue Code. Under the Severance Plan, termination of a participant’s employment by the Company for any reason other than for cause, death or total disability, or by the participant for good reason occurring within 36 months following a change in control, entitles the participant to receive the following benefits: (i) receipt of base salary through the last day of the month in which the termination date occurs; (ii) a monthly benefit equal to the participant’s monthly termination compensation, as defined in the Severance Plan, during the compensation continuance period; and (iii) continued participation in the Company welfare benefit plans until the earlier of the participant’s death or the last day of the calendar month in which the participant receives his final payment of termination compensation. The compensation continuance period is equal to 12 calendar months plus three additional calendar months for each year of service completed by the participant as of the termination date in excess of 10 years, not to exceed 36 calendar months.

Compensation of Directors

The following table reflects compensation earned for services performed in 2008 by our Board of Directors who were not named executive officers:

Name	Fees Earned or Paid in Cash ($)	Stock awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)		Total ($)
J. Paul Breitbach	67,500	31,008	-	911	(3)	99,419
John R. Congdon(4)	-	49,456	225,331	287,025		561,812
John R. Congdon, Jr.	55,000	31,008	-	8,196	(3)	94,204
Robert G. Culp, III	65,000	31,008	-	-		96,008
John A. Ebeling	65,000	31,008	-	-		96,008
Franz F. Holscher(5)	10,625	-	-	-		10,625
John D. Kasarda	54,698	31,008	-	-		85,706
D. Michael Wray	32,637	31,008	-	3,874	(3)	67,519

(1)	Except for John R. Congdon, who is an executive of the Company, awards were granted in 2008 pursuant to the provisions of the Director Phantom Stock Plan, as discussed below. Each non-executive director was awarded a number of phantom shares equal to $30,000, as determined by the closing price of our common stock on June 3, 2008, the fifth business day following the 2008 Annual Meeting of Shareholders. The value of these awards in the table was determined by multiplying the number of phantom stock shares awarded to each named executive officer by the closing share price of $30.46 on the grant date of June 4, 2008, and assumes that all shares will vest based on the requirements of the Director Phantom Stock Plan. No shares of our common stock will be issued pursuant to the plan, as the awards are required to be settled in cash.

(2)	As an executive of the Company, John R. Congdon participates in the XPS Plan. Pursuant to our XPS Plan we pay monthly cash incentives to eligible employees based upon our pre-tax income during the fiscal year. Cash incentives are generally paid in the month following the actual month earned; therefore, the table reflects only the incentives earned for each of the 12 months of 2008, regardless of when the incentive payment was actually made.

(3)	Amounts reflect compensation for the use of the corporate aircraft to attend the Old Dominion Freight Line Board of Directors’ meetings, which for the purpose of this table are calculated using incremental variable costs per flight hour.

(4)

John R. Congdon is an employee director, and therefore was not paid an annual retainer fee for the services he performed as a director in 2008. As an executive of the Company, he was paid non-equity compensation under the XPS Plan of $225,331; received phantom stock awards valued at $49,456, based on the closing share price of $29.65 on the grant date of February 11, 2008, under the Old Dominion Freight Line, Inc. Phantom Stock Plan; and received other compensation that totaled

$287,025. “All other compensation” includes (i) a base salary of $250,806; (ii) use of corporate aircraft to attend our Board of Directors’ meetings of $8,196; (iii) group health and dental premiums waived by the Company of $1,976; (iv) Company contributions to the 401(k) plan of $5,484; and (v) the taxable benefit of excess term life insurance policies of $20,563, which includes the benefits under the split-dollar life insurance policies that are described in “Split-Dollar Life Insurance Policies” on page 33.

(5)	Mr. Holscher did not stand for re-election to the Board of Directors in 2008. He received compensation for service as a director under the pre-existing director fee structure through the last meeting he attended in person on February 11, 2008. Mr. Holscher was not eligible to receive a grant of phantom shares under the Director Phantom Stock Plan.

On May 28, 2008, the Board of Directors approved our current fee structure for non-executive directors, which was made effective retroactive to January 1, 2008. Non-executive members of the Board receive an annual retainer of $55,000 per year. In addition, non-executive directors that serve as Chairman of a Board Committee receive an additional retainer ranging from $10,000 to $12,500 per year. The annual retainers, for both the Board and its Committees, are paid ratably at the end of each fiscal quarter. The current fee structure for non-executive directors and Chairmen of our Board Committees is provided below:

Director Role	Annual Retainer Amount ($)
Member	55,000
Audit Committee Chairman	67,500
Compensation Committee Chairman	65,000
Governance and Nomination Committee Chairman	65,000

These is no additional compensation provided for attendance at in-person or telephonic meetings. All directors receive reimbursement of business expenses incurred as a director. Each of Earl E. Congdon and David S. Congdon, who are also two of our named executive officers, and John R. Congdon receive no retainers for Board service.

On May 28, 2008, our Board of Directors approved the Old Dominion Freight Line, Inc. Director Phantom Stock Plan (the “Director Phantom Stock Plan”). Under the Director Phantom Stock Plan, each non-executive eligible director is granted an annual award of phantom shares equal to $30,000 on the valuation date. Each participant is entitled to an amount in cash equal to the fair market value of a share of our common stock on the settlement date. No shares of common stock will be issued pursuant to the Director Phantom Stock Plan, as the awards are settled in cash after the required vesting period has been satisfied and upon termination of service as a director. Our Board of Directors approved the initial grant under this plan at its May 2008 meeting.

Director Phantom Stock Plan awards are generally subject to a one-year vesting period or the earlier to occur of the following: the date of a change of control in our ownership provided that the participant is still serving as a director; or the date of the participant’s death or total disability while still serving as a director. Awards that are not vested upon termination of service as a director are forfeited.

RELATED PERSON TRANSACTIONS

Family Relationships

Earl E. Congdon, the Executive Chairman of our Board of Directors, is the brother of John R. Congdon, the Vice Chairman of our Board of Directors, and is the father of David S. Congdon, our President and Chief Executive Officer. John B. Yowell, our Executive Vice President and Chief Operating Officer, is the son-in-law of Earl E. Congdon. John R. Congdon, Jr., a director, is the son of John R. Congdon. Earl E.

Congdon, John R. Congdon and John B. Yowell may be deemed to each beneficially own more than 5% of our common stock.

Transactions with Old Dominion Truck Leasing, Inc.

Old Dominion Truck Leasing, Inc. (“Leasing”), a North Carolina corporation whose voting stock is owned by the Earl E. Congdon Intangibles Trust, David S. Congdon, Trustee; the John R. Congdon Revocable Trust; and members of Earl E. Congdon’s and John R. Congdon’s families, is primarily engaged in the business of leasing tractors, trailers and other vehicles. John R. Congdon is Chairman of the Board of Leasing, and Earl E. Congdon is Vice Chairman of the Board of Leasing. Since 1986, we have combined our requirements with Leasing for the purchase of tractors, trailers, equipment, parts, tires and fuel. We believe that the termination of this arrangement would not have a material adverse impact on our financial results.

In 2008, we charged Leasing $11,000 for vehicle repair, maintenance and other services we provide to Leasing at cost plus a negotiated markup.

We purchased $260,000 of maintenance and other services from Leasing in 2008. We believe that the prices we pay for such services are lower than those that would be charged by unaffiliated third parties for the same quality of work, and we intend to continue to purchase maintenance and other services from Leasing, provided that Leasing’s prices continue to be favorable to us.

We also paid Leasing $257,000 for long-term tractor leases in 2008 that were utilized in our operations or provided to specific customers who reimbursed us through a periodic billing process for this dedicated equipment.

Split-Dollar Life Insurance Policies

We are a party to two split-dollar life insurance contracts insuring the life of John R. Congdon. We have endorsed a total of $2,000,000 of the death benefits provided by these policies to Mr. Congdon’s spouse and the compensation to Mr. Congdon resulting from this transaction has been reported in the “All Other Compensation” column of the Compensation of Directors Table in this proxy statement.

Audit Committee Approval and Related Person Transaction Policy

Each of the foregoing transactions or series of transactions was reviewed and approved by the Audit Committee of our Board of Directors. In considering whether to approve such transactions, the Audit Committee determined that they were fair to us and that the terms and conditions of the transactions were substantially the same as, or more favorable to us than, transactions that would be available from unaffiliated parties. Any extensions, modifications or renewals of the foregoing transactions, or any new transactions that involve us and a related party, must be approved by the Audit Committee and must be on terms no less favorable to us than the terms that could be obtained in a similar transaction with an unaffiliated party in accordance with our written Related Person Transactions Policy.

Our Related Person Transactions Policy governs the procedures for review and consideration of all related person transactions involving the Company to help ensure that any such transactions are identified and given appropriate consideration. Generally, any transaction, arrangement or relationship with a related person, as defined by Item 404 of Regulation S-K under the Securities Exchange Act of 1934, in an amount exceeding $120,000 and in which the Company was or would be a participant, requires the approval of the Audit Committee or a majority of the disinterested members of the Board. In making such approval, the Audit Committee will consider all of the relevant facts and circumstances to ensure that the proposed transaction is in the best interest of the Company and our shareholders.

In conducting its review of any proposed related person transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including, but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; and (v) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Notwithstanding the foregoing, the Audit Committee has adopted a special approval process for certain transactions that the Company has entered into and will likely continue entering into with Leasing. These transactions include the following four types of transactions with Leasing, which have been separately approved by the Audit Committee: (i) vehicle repair, maintenance and other services that the Company provides to Leasing in an amount not to exceed $120,000 in any period since the last review of services by the Audit Committee (“Type 1”); (ii) vehicle repair, maintenance and other services that Leasing provides to the Company in an amount not to exceed $120,000 in any period since the last review of services by the Audit Committee (“Type 2”); (iii) leases of dedicated equipment for specific customers, who reimburse us for the lease amount through a periodic billing process that includes charges for additional services we provide (“Type 3”); and (iv) combined purchasing with Leasing of tractors, trailers, equipment, parts, tires and fuel to obtain volume price discounts, subject to review by the Audit Committee no less frequently than quarterly to confirm that the combined purchasing arrangement continues to be in the best interests of the Company (“Type 4”). In the event of a Type 3 transaction and prior to providing leased equipment to the Company’s customers, the Company shall obtain a minimum of three bids from vendors approved by the customer. When Leasing is one of the vendors approved to submit bids, the Company shall disclose to the customer its affiliation with Leasing. Any Type 3 transaction in connection with which the Company receives commissions or other financial benefit from Leasing in an amount that, together with all other Type 3 transactions entered into since the last review of such transactions by the Audit Committee, exceeds $120,000 shall require the approval of the Audit Committee. With respect to each such transaction that is entered into or in conjunction with Leasing, the Audit Committee shall not approve such transaction unless it determines that such transaction is in the best interest of the Company and its shareholders and that the terms are at least as favorable as those that could be obtained in an arms-length negotiation.

In accordance with the Related Person Transactions Policy, the Audit Committee will also perform an annual review of previously approved related person transactions greater than $120,000 that remain ongoing and have a remaining term of more than six months. Based on the relevant facts and circumstances, the Audit Committee shall determine if it is in our best interest to continue, modify or terminate any ongoing transaction, arrangement or relationship.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2009. Although ratification is not required by the Company’s bylaws or otherwise, the Board of Directors is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate governance. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider whether to appoint another independent registered public accounting firm for the year ending December 31, 2009. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and to make a statement if they so desire.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES AND SERVICES

Ernst & Young LLP charged the following fees for services relating to fiscal years 2008 and 2007:

	Fiscal 2008	Fiscal 2007
Audit Fees	$485,000	$638,000
Audit-Related Fees	-	-
Tax Fees	59,000	88,000
All Other Fees	-	-

Total	$544,000	$726,000

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of our financial statements for fiscal years 2008 and 2007, including fees associated with the reviews of our quarterly reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for the relevant fiscal years. Audit fees also include the aggregate fees billed for professional services rendered for the audit of the Company’s internal control over financial reporting.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit Fees.”

Tax Fees. This category includes the aggregate fees in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Tax compliance includes the preparation of state and federal income tax returns. Tax planning and tax advice includes assistance with various tax accounting methods, analysis of various state filing positions and assistance in obtaining state and federal tax credits.

All Other Fees. This category includes the aggregate fees in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Our engagement of Ernst & Young LLP in 2008 to provide these services described above was approved by the Audit Committee in accordance with our written pre-approval policy.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2008, without charge, from our web site, http://www.odfl.com, or by writing to J. Wes Frye, Senior Vice President – Finance, Chief Financial Officer, Treasurer and Assistant Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Exhibits are not included, but copies of those exhibits may be obtained upon payment of copying charges.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report to Shareholders may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the following address: Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360, Attention: J. Wes Frye, Senior Vice President – Finance, Chief Financial Officer,

Treasurer and Assistant Secretary or by contacting us at (336) 889-5000. Any shareholder who wants to receive separate copies of the Annual Report to Shareholders and proxy statements in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or telephone number.

DEADLINE FOR SHAREHOLDER PROPOSALS

Any shareholder desiring to present a proposal for inclusion in the proxy statement to be acted upon at our 2010 Annual Meeting in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 must ensure that the proposal is received by the Company at its principal executive offices no later than December 9, 2009.

In addition to any other applicable requirements, for business to be properly brought before the Annual Meeting by a shareholder, even if the proposal or proposed director candidate is not to be included in the Company’s proxy statement, our bylaws provide that the shareholder must give timely advance notice of such business in writing to the Secretary of the Company. Such notice must be delivered to, or mailed to and received at, the Company’s principal office at least 60 days and not more than 90 days prior to the meeting, except that if public disclosure of the date of the meeting is given less than 70 days prior to the meeting, notice by the shareholder will be considered timely if received by the Secretary by the close of business on the 10th day after public disclosure of the date of the meeting. As to each item of business, the notice must contain (i) a brief description of the business to be brought before the meeting and the reasons therefor; (ii) the name and the address of record of the shareholder and the number of shares of the Company’s common stock owned of record or beneficially by the shareholder; and (iii) any material interest the shareholder has in the proposed business, other than in his or her capacity as a shareholder. In addition, any notice of a proposed director candidate must also comply with the Company’s bylaws, including the criteria set forth under “Director Nominations” on page 10 of this proxy statement. If written notice is not timely or properly given, the Company may exclude the proposal or proposed director candidate from consideration at the meeting. If the proposal or proposed director candidate is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy card will have discretionary authority to vote for or against the proposal even if the proposal or proposed director candidate was not discussed in the proxy statement.

By Order of the Board of Directors

Joel B. McCarty, Jr.
Secretary

Thomasville, North Carolina

April 8, 2009

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0	¢

PROXY

OLD DOMINION FREIGHT LINE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE

VOTED AS SPECIFIED BY THE SHAREHOLDER.

The undersigned shareholder of Old Dominion Freight Line, Inc. designates Earl E. Congdon, John R. Congdon and Joel B. McCarty, Jr., and any of them, with full power to act alone, agents and proxies to vote the shares of the undersigned at the Annual Meeting of Shareholders, Monday, May 18, 2009, at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof, as follows:

Please sign the proxy printed on the other side and return it at once unless you expect to attend the meeting in person. The shares represented by this proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This proxy, if duly executed and returned, will be voted “for” the proposals described herein if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the best judgment of the agents named above. Attendance of the undersigned at the meeting or at any adjournment therof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy by properly voting at the annual meeting or otherwise delivering a later-dated proxy.

¢	(Continued on reverse side)	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

OLD DOMINION FREIGHT LINE, INC.

May 18, 2009

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 18, 2009:

The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and

2008 Annual Report to Shareholders are available on our corporate web site at www.odfl.com/company/proxy.shtml.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20930000000000000000 3	051809

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.  Election of nine directors to the Company’s Board of Directors for one-year terms and until their successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors, as set forth in the accompanying proxy statement.

			2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐ FOR ALL NOMINEES ☐WITHHOLD AUTHORITY FOR ALL NOMINEES ☐FOR ALL EXCEPT (See instructions below)	O Earl E. Congdon O David S. Congdon O John R. Congdon O J. Paul Breitbach O John R. Congdon, Jr. O Robert G. Culp, III O John D. Kasarda O Leo H. Suggs O D. Michael Wray		IF NO SPECIFICATION IS MADE WITH RESPECT TO A MATTER WHERE A BALLOT IS PROVIDED, THIS PROXY WILL BE VOTED “FOR” SUCH MATTER AS RECOMMENDED BY THE BOARD OF DIRECTORS.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			Your shares should be represented at the meeting either in person or by your properly completed proxy. The meeting will be held Monday, May 18, 2009, at 10:00 a.m. Eastern Daylight Time, at the Executive Offices of Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360.

PLEASE SIGN AND SEND IN YOUR PROXY

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2008.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢